UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2020

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-55203	90-1073143
(State or other jurisdiction of Incorporation)	(Commission File Number	(IRS Employer identification Number

eWellness Healthcare Corporation

1126 S Federal Highway #464

Ft. Lauderdale FL 33316

(Address of principal executive offices)

Registrant’s Telephone Number, including area code: (855) 470-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

eWELLNESS HEALTHCARE CORPORATION REPORTS UNUSUAL HIGH
TRADING VOLUME OF THE COMPANY’S COMMON STOCK

2.02 Results of Operations and Financial Condition

FORT LAUDERDALE, FL – August 18, 2020 – eWellness Healthcare Corporation (OTC: EWLL) today announced that it was made aware of unusually high trading volume of the Company’s common stock on or about August 12, 2020. The Company is unaware of any current promotional activities nor is the Company aware of any events that would cause the increase in the trading volume on such date. There are now over approximate 26,000 Company related posts on investorhub.com. The Company and its officers had no knowledge of these recent postings, were not involved, either directly or indirectly, with the creation, distribution, or payment of these activities on investorhub.com and any other investor related websites.

The Company, following its being made aware of the trading volume on August 12, 2020, has reviewed a number of statements about the Company on the investorhub.com website and wish to clarify the Company’s business activities.

In the Company’s Annual Report on Form 10-K for its year-ended December 31, 2019, filed with the SEC on March 24, 2020, the Company disclosed that to date, “we have existing provider agreements with 16 entities, pursuant to which their employees can utilize our Platform. Additionally, we are actively pursuing as clients for our services numerous large, mid-sized and even smaller corporate self-insured companies, TPA’s and insurance companies to sign provider agreements with us. We have historically had to devote up to one year in sales and marketing activities and efforts to sign new provider agreements and to date we have executed and existing provider agreements with the following companies that we expect to generate revenues during the first quarter of 2020.” The Company did not name all of the 16 entities in the Form 10-K.

On March 26, 2020, the Company, DBA as Phzio Telerehab, concluded a Platform Licensing and Service Agreement with ATI Holdings, LLC (“ATI”) for a one-year renewable agreement that allows ATI physical therapists to utilize the Company’s PHZIO platform on a per use basis for a small fee per session. The agreement’s terms have not been disclosed due to the fact that it contains highly confidential information about the Company’s PHZIO system and pricing information, which constitutes secret and proprietary information of the Company. To date, this agreement has not been directly disclosed nor has it generated any revenue to the Company to date. The agreement is currently being managed by Bistromatics, Inc. (“BI”) as the Company has contracted with BI to operate its PHZIO platform on behalf of the Company. In the future, it is anticipated that the Company may receive a revenue share of any proceeds generated by the ATI agreement from BI.

As noted in the Company’s recently filed Form 10-Q for the period ended June 30, 2020, the Company reported that: “The Company has generated minimal revenues to date. On November 12, 2016, the Company entered into a Services Agreement with Bistromatics (the “Bistromatics Agreement”) pursuant to which Bistromatics agreed to provide operational services to the Company for its PHZIO System including development, content editing and training, support and maintenance, billing, hosting and oversight, among other services.”

Pursuant to communications between the Company and both Darwin Fogt and Curtis Hollister, principals of BI and former executive officers and directors of the Company, regarding their resignations from such positions with the Company, which resignations were accepted by the Company’s Board on June 1, 2020, Messrs. Fogt and Hollister represented to the Company that Bistromatics and its management will continue to provide support services to the Company’s PHZIO System.

As noted above, the Company’s PHZIO and MSK360 systems are currently operated on behalf of the Company by Bistromatics Inc., which is based in Canada. These services are still operational and continue to treat EWLL’s corporate patients and customers.

We are in the process of completing a new Services Agreement with Bistromatics, that, if completed, will likely re-position EWLL as a Value Added Reseller (“VAR”) of the PHZIO and MSK360 platforms and allow EWLL to earn marketing fees and would also be granted a significant percentage ownership of Bistromatics in return for transferring the marketing and IP rights for the PHZIO and MSK360 platforms from EWLL to Bistromatics.

Information about PHZIO may be found at www.phzio.com

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2020

eWellness Healthcare Corporation

By:	/s/ Douglas MacLellan
Name:	Douglas MacLellan
Title:	Chief Executive Officer and Chairman